Exhibit 99.1

INDIANA GAS COMPANY, INC. AND

VECTREN ENERGY DELIVERY OF OHIO, INC.

COMBINED FINANCIAL STATEMENTS

For the year ended December 31, 2021

DEFINITIONS

AFUDC	Allowance for funds used during construction

ARO	Asset Retirement Obligation

ARP	Alternative revenue program

ASC	Accounting Standards Codification

ASU	Accounting Standard Update

COVID-19	Novel coronavirus disease 2019, and any mutations or variants thereof, and related global outbreak that was subsequently declared a pandemic by the World Health Organization

CSIA	Compliance and System Improvement Adjustment

DRR	Distribution Replacement Rider

EEFC	Energy Efficiency Funding Component

EEFR	Energy Efficiency Funding Rider

EPA	Environmental Protection Agency

FASB	Financial Accounting Standards Board

2021 February Winter Storm Event	The extreme and unprecedented winter weather event in February 2021 resulting in natural gas supply shortages and increased wholesale prices of natural gas in the United States, primarily due to prolonged freezing temperatures.

GAAP	Generally Accepted Accounting Principles

IDEM	Indiana Department of Environmental Management

IURC	Indiana Utility Regulatory Commission

MGP	Manufactured gas plant

PRP	Potentially responsible party

PUCO	Public Utilities Commission of Ohio

SERP	Supplemental Executive Retirement Plan

SRC	Sales Reconciliation Component

TCJA	Tax Cuts and Jobs Acts

INDEPENDENT AUDITOR’S REPORT

To the Director of Indiana Gas Company, Inc. and Vectren Energy Delivery of Ohio, Inc.

Opinion

We have audited the combined financial statements of Indiana Gas Company, Inc. and Vectren Energy Delivery of Ohio, Inc. (the “companies”), which comprise the combined balance sheet as of December 31, 2021, and the related combined statements of income, cash flows, and common shareholder’s equity for the year then ended, and the related notes to the combined financial statements (collectively referred to as the “financial statements”).

In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of the companies as of December 31, 2021, and the results of their operations and their cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the companies and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the companies’ ability to continue as a going concern for one year after the date that the financial statements are issued.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with GAAS, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.

•

Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

•

Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the companies’ internal control.

Accordingly, no such opinion is expressed.

•

Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

•

Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the companies’ ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

/s/ DELOITTE & TOUCHE LLP

Indianapolis, Indiana

March 1, 2022

INDIANA GAS COMPANY, INC. AND VECTREN ENERGY DELIVERY OF OHIO, INC.

COMBINED BALANCE SHEET

ASSETS

As of December 31, 2021
(in millions)
Current Assets:
Cash & cash equivalents	$7
Accounts receivable - less reserves of $1	97
Accrued unbilled revenues - less reserves of less than $1	88
Accounts receivable - affiliated companies	9
Material and supplies	9
Natural gas inventory	24
Non-trading derivative assets	8
Regulatory assets	82
Prepaid expenses and other current assets	33

Total current assets	357

Property, Plant and Equipment, net	3,345

Other Assets:
Goodwill	199
Regulatory assets	372
Non-trading derivative assets	4
Other assets	23

Total other assets	598

Total Assets	$4,300

The accompanying notes are an integral part of these combined financial statements.

INDIANA GAS COMPANY, INC. AND VECTREN ENERGY DELIVERY OF OHIO, INC.

COMBINED BALANCE SHEET

LIABILITIES AND SHAREHOLDER’S EQUITY

As of December 31, 2021
(in millions)
Current Liabilities:
Accounts payable	$139
Accounts and notes payable - affiliated companies	285
Taxes accrued	60
Interest accrued	4
Customer deposits	29
Other current liabilities	37

Total current liabilities	554

Other Liabilities:
Deferred income taxes	373
Benefit obligations - affiliated companies	18
Regulatory liabilities	735
Other liabilities	89

Total other liabilities	1,215

Long-term Debt:
Long-term debt - net of current maturities	96
Long-term debt - affiliated companies	1,076

Total long-term debt, net	1,172

Commitments and Contingencies (Note 8)
Shareholder’s Equity:
Common stock (no par value)	784
Retained earnings	575

Total shareholder’s equity	1,359

Total Liabilities and Shareholder’s Equity	$4,300

The accompanying notes are an integral part of these combined financial statements.

INDIANA GAS COMPANY, INC. AND VECTREN ENERGY DELIVERY OF OHIO, INC.

COMBINED STATEMENT OF INCOME

Year Ended December 31, 2021
(in millions)
Utility revenues	$952

Expenses:
Utility natural gas	370
Operation and maintenance	182
Depreciation & amortization	161
Taxes other than income taxes	56

Total	769

Operating Income	183

Other Income (Expense):
Interest expense	(45)
Other income (expense), net	14

Income Before Income Taxes	152

Income taxes	21

Net Income	$131

The accompanying notes are an integral part of these combined financial statements.

INDIANA GAS COMPANY, INC. AND VECTREN ENERGY DELIVERY OF OHIO, INC.

COMBINED STATEMENT OF CASH FLOWS

Year Ended December 31, 2021
(in millions)
Cash Flows from Operating Activities:
Net income	$131
Adjustments to reconcile net income to cash from operating activities:
Depreciation & amortization	161
Deferred income taxes	9
Changes in working capital accounts:
Accounts receivable and unbilled revenues, net	(34)
Accounts receivable/payable - affiliated companies	29
Inventory	(8)
Accounts payable	(16)
Net regulatory assets and liabilities	(126)
Other current assets and liabilities	30
Other assets and liabilities	15
Other, net	(1)

Net cash provided by operating activities	190

Cash Flows from Investing Activities:
Capital expenditures, excluding AFUDC equity	(428)
Other, net	3

Net cash used in investing activities	(425)

Cash Flows from Financing Activities:
Increase in notes payable - affiliated companies	254
Dividend to parent	(17)

Net cash provided by financing activities	237

Net Increase in Cash, Cash Equivalents	2
Cash, Cash Equivalents at Beginning of Period	5

Cash, Cash Equivalents at End of Period	$7

The accompanying notes are an integral part of these combined financial statements

INDIANA GAS COMPANY, INC. AND VECTREN ENERGY DELIVERY OF OHIO, INC.

COMBINED STATEMENT OF COMMON SHAREHOLDER’S EQUITY

	Common Stock	Retained Earnings	Total

	(in millions)
Balance as of December 31, 2020	$784	$461	$1,245
Net income	—	131	131
Dividends	—	(17)	(17)

Balance as of December 31, 2021	$784	$575	$1,359

The accompanying notes are an integral part of these combined financial statements

INDIANA GAS COMPANY, INC. AND VECTREN ENERGY DELIVERY OF OHIO, INC.

NOTES TO THE COMBINED FINANCIAL STATEMENTS

1. Organization and Nature of Operations

Indiana Gas Company, Inc. (CenterPoint Energy Indiana North or CEI North) is a public utility that provides energy delivery services to natural gas customers located in central and southern Indiana. Vectren Energy Delivery of Ohio, Inc. (CenterPoint Energy Ohio or CEOH) is a public utility that provides energy delivery services to natural gas customers located near Dayton in west-central Ohio. CEI North and CEOH are both direct, wholly owned subsidiaries of Vectren Utility Holdings, Inc. (VUHI). VUHI is a direct, wholly owned subsidiary of Vectren Corporation (Vectren). Vectren, a wholly owned subsidiary of CenterPoint Energy, Inc. (collectively with its subsidiaries, CenterPoint Energy) and an Indiana corporation, is an energy holding company headquartered in Evansville, Indiana, and was organized on June 10, 1999.

2. Summary of Significant Accounting Policies

Basis of Presentation

These combined financial statements include the financial position, results of operations and cash flows of CEI North and CEOH and the combined entity is collectively referred to as the “Company.” These financial statements have been combined as CEI North and CEOH were under common ownership and management and reflect the Company on a historical basis without pushdown accounting adjustments resulting from the Vectren merger with CenterPoint Energy in 2019.

The Company consists of a single reportable segment which provides energy delivery services to natural gas customers in Indiana and Ohio. The Company’s chief operating decision maker views net income as the measure of profit or loss for its reportable segment.

Use of Estimates

In applying accounting policies, the Company makes judgments, assumptions, and estimates that affect the amounts reported in these combined financial statements and related footnotes. Examples of transactions for which estimation techniques are used include valuing deferred tax obligations, unbilled revenue, uncollectible accounts, regulatory assets and liabilities, asset retirement obligations, and derivatives and other financial instruments. Estimates also impact the depreciation of property, plant, and equipment and the testing of goodwill and other assets for impairment. Recorded estimates are revised when better information becomes available or when actual amounts can be determined. Actual results could differ from current estimates.

Cash & Cash Equivalents

Highly liquid investments with an original maturity of three months or less at the date of purchase are considered cash equivalents. Cash and cash equivalents are stated at cost plus accrued interest to approximate fair value.

Accounts Receivables and Allowance for Credit Losses

Accounts receivable are recorded at the invoiced amount and do not bear interest. Management reviews historical write-offs, current available information, and reasonable and supportable forecasts to estimate and establish allowance for credit losses. Account balances are charged off against the allowance when management determines it is probable the receivable will not be recovered. See Note 5 for further information about regulatory deferrals of bad debt expense related to COVID-19.

Inventories

In most circumstances, the Company’s inventory components are recorded using an average cost method; however, natural gas in storage at CEI North is recorded using the Last In – First Out (LIFO) method. Inventory related to the Company’s regulated operations is valued at historical cost consistent with ratemaking treatment. Materials and supplies are recorded as inventory when purchased and subsequently charged to expense or capitalized to plant when installed.

Based on the average cost of gas purchased during December 2021, the cost of replacing CEI North’s inventories carried at LIFO cost was more than carrying value as of December 31, 2021 by $10 million. Due to CEOH’s Exit of the Merchant Function, CEOH does not hold a balance in natural gas inventory as it does not sell natural gas directly to customers. In addition, no storage facilities are owned by CEOH.

Long-lived Assets and Goodwill

The Company records property, plant and equipment at historical cost and expenses repair and maintenance costs as incurred.

The Company periodically evaluates long-lived assets, including property, plant and equipment, when events or changes in circumstances indicate that the carrying value of these assets may not be recoverable. For rate regulated businesses, recoverability of long-lived assets is assessed by determining if a capital disallowance from a regulator is probable through monitoring the outcome of rate cases and other proceedings. No long-lived asset impairments were recorded in 2021.

The Company performs goodwill impairment tests at least annually and evaluate goodwill when events or changes in circumstances indicate that its carrying value may not be recoverable. The Company recognizes a goodwill impairment by the amount a reporting unit’s carrying value exceeds its fair value, not to exceed the carrying amount of goodwill within that reporting unit. The Company includes deferred tax assets and liabilities within its reporting unit’s carrying value for the purposes of annual and interim impairment tests, regardless of whether the estimated fair value reflects the disposition of such assets and liabilities.

The Company performed the annual goodwill impairment tests in the third quarter of 2021 and determined that no goodwill impairment charge was required.

Depreciation and Amortization Expense

The Company computes depreciation and amortization using the straight-line method based on economic lives or regulatory-mandated recovery periods. Amortization expense includes amortization of certain regulatory assets.

Capitalization of AFUDC

The Company capitalizes AFUDC as a component of projects under construction and amortizes it over the assets’ estimated useful lives once the assets are placed in service. AFUDC represents the composite interest cost of borrowed funds and a reasonable return on the equity funds used for construction as the Company applies the guidance for accounting for regulated operations. Although AFUDC increases both property, plant and equipment and earnings, it is realized in cash when the assets are included in rates.

Year Ended December 31, 2021
(in millions)
AFUDC - borrowed funds (1)	$1
AFUDC - equity funds (2)	2

(1)	Included in Interest and other finance charges on the Company’s Statement of Combined Income.
(2)	Included in Other Income (Expense) on the Company’s Statement of Combined Income.

Regulation

Retail public utility operations affecting Indiana customers are subject to regulation by the IURC, and retail public utility operations affecting Ohio customers are subject to regulation by the PUCO. The Company’s accounting policies give recognition to the ratemaking and accounting practices authorized by these agencies.

Refundable or Recoverable Gas Costs

All metered gas rates in Indiana contain a gas cost adjustment clause that allows the Company to charge for changes in the cost of purchased gas. The net energy cost of purchased power, subject to a variable benchmark based on NYMEX natural gas prices, is also recovered through regulatory proceedings. The Company records any under-or-over-recovery resulting from gas adjustment clauses each month in revenues. A corresponding regulatory asset or liability is recorded until the under-or-over-recovery is billed or refunded to utility customers. The cost of gas sold is charged to operating expense as delivered to customers.

Regulatory Assets & Liabilities

Regulatory assets represent certain incurred costs, which will result in probable future cash recoveries from customers through the ratemaking process. Regulatory liabilities represent probable expenditures by the Company for removal costs or future reductions in revenues associated with amounts to be credited to customers through the ratemaking process. The Company continually assesses the recoverability of costs recognized as regulatory assets and the ability to recognize new regulatory assets associated with its regulated utility operations. The Company records pre-tax expense for (i) probable disallowances of capital investments and (ii) customer refund obligations and costs deferred in regulatory assets when recovery of such amounts is no longer considered probable. Given the current regulatory environment in its jurisdictions, the Company believes such accounting for regulatory assets and regulatory liabilities is appropriate.

The Company collects an estimated cost of removal of its utility plant through depreciation rates established in regulatory proceedings. The Company records amounts collected in advance of expenditure as a Regulatory liability because the liability does not meet the threshold of an asset retirement obligation.

Asset Retirement Obligations

A portion of removal costs related to interim retirements of gas utility pipeline, and reclamation activities meet the definition of an ARO. The Company records the fair value of a liability for a legal ARO in the period in which it is incurred. When the liability is initially recorded, the Company capitalizes a cost by increasing the carrying amount of the related long-lived asset. The liability is accreted, and the capitalized cost is depreciated over the useful life of the related asset. Upon settlement of the liability, the Company settles the obligation for its recorded amount or incurs a gain or loss. To the extent regulation is involved, regulatory assets and liabilities result when accretion and amortization is adjusted to match rates established by regulators and any gain or loss is subject to deferral.

Derivative Instruments

The Company is exposed to various market risks. These risks arise from transactions entered into in the normal course of business. The Company, from time to time, utilizes derivative instruments such as physical forward contracts, to mitigate the impact of changes in commodity prices on operating results and cash flows. Such derivatives are recognized in the Company’s Combined Balance Sheet at their fair value unless the Company elects the normal purchase and sales exemption for qualified physical transactions. A derivative may be designated as a normal purchase or normal sale if the intent is to physically receive or deliver the product for use or sale in the normal course of business.

Environmental Costs

The Company expenses or capitalizes environmental expenditures, as appropriate, depending on their future economic benefit. The Company expenses amounts that relate to an existing condition caused by past operations that do not have future economic benefit. The Company records undiscounted liabilities related to these future costs when environmental assessments and/or remediation activities are probable and the costs can be reasonably estimated.

Income Taxes

Each CEI North and CEOH are included in CenterPoint Energy’s consolidated federal income tax return. Vectren and certain subsidiaries are also included in various unitary or consolidated state income tax returns with CenterPoint Energy. In other state jurisdictions, Vectren and certain subsidiaries continue to file separate state tax returns. The Company calculates the provision for income taxes and income tax liabilities for each jurisdiction using a separate return method.

The Company uses the asset and liability method of accounting for deferred income taxes. Deferred income tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. A valuation allowance is established against deferred tax assets for which management believes realization is not considered to be more likely than not. The Company recognizes interest and penalties as a component of income tax expense (benefit), as applicable, in the Combined Statement of Income.

To the extent certain excess deferred income taxes of the Company may be recoverable or payable through future rates, regulatory assets and liabilities have been recorded, respectively.

Revenue Policy

Revenue is recognized when obligations under the terms of a contract with the customer are satisfied. Revenue is measured as the amount of consideration the Company expects to receive in exchange for transferring goods or providing services. The satisfaction of performance obligation occurs when the transfer of goods and services occur, which may be at a point in time or over time, resulting in revenue being recognized over the course of the underlying contract or at a single point in time based upon the delivery of services to customers.

Excise & Utility Receipts Taxes

Excise taxes and a portion of utility receipts taxes are included in rates charged to customers. Accordingly, the Company records these taxes received as a component of utility revenues, which totaled $19 million in 2021. Expense associated with excise and utility receipts taxes are recorded as a component of Taxes other than income taxes.

Fair Value Measurements

Certain assets and liabilities are valued and disclosed at fair value. Nonfinancial assets and liabilities include the initial measurement of an asset retirement obligation or the use of fair value in goodwill and long-lived assets impairment tests. FASB guidance provides the framework for measuring fair value. That framework provides a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy are described as follows:

Level 1	Inputs to the valuation methodology are unadjusted quoted prices for identical assets or liabilities in active markets that the Company has the ability to access.

Level 2

Inputs to the valuation methodology include

•  quoted prices for similar assets or liabilities in active markets;

•  quoted prices for identical or similar assets or liabilities in inactive markets;

•  inputs other than quoted prices that are observable for the asset or liability;

•  inputs that are derived principally from or corroborated by observable market data by correlation or other means.

If the asset or liability has a specified (contractual) term, the Level 2 input must be observable for substantially the full term of the asset or liability.

Level 3	Inputs to the valuation methodology are unobservable and significant to the fair value measurement.

The asset or liability’s fair value measurement level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. Valuation techniques used maximize the use of observable inputs and minimize the use of unobservable inputs.

3. Revenue

In accordance with ASC 606, revenue is recognized when a customer obtains control of promised goods or services. The amount of revenue recognized reflects the consideration to which the Company expects to be entitled to receive in exchange for these goods or services.

The Company determines that disaggregating revenue into certain categories achieves the disclosure objective to depict how the nature, amount, timing, and uncertainty of revenue and cash flows are affected by economic factors.

The Company provides commodity service to customers at rates, charges, and terms and conditions included in tariffs approved by regulators. The Company’s utilities bill customers monthly and have the right to consideration from customers in an amount that corresponds directly with the performance obligation satisfied to date. The performance obligation is satisfied and revenue is recognized upon the delivery of services to customers. The Company records revenues for services and goods delivered but not billed at the end of an accounting period in Accrued unbilled revenues, derived from estimated unbilled consumption and tariff rates. The Company’s revenues are also adjusted for the effects of regulation including tracked operating expenses, infrastructure replacement mechanisms and a decoupling mechanism. The decoupling mechanism is considered an ARP, which is excluded from the scope of ASC 606. Revenues from ARPs are not material to any reporting period. Customers are billed monthly and payment terms, set by the regulator, require payment within a month of billing. The Company’s revenues are not subject to significant returns, refunds, or warranty obligations.

The following table disaggregates revenues by major source:

Year Ended December 31, 2021
(in millions)
Revenue from contracts	$938
Other (1)	14

Total Revenues	$952

(1)

Primarily consists of income from ARPs. ARPs are contracts between the utility and its regulators, not between the utility and a customer. The Company recognizes ARP revenue as other revenues when the regulator-specified conditions for recognition have been met. Upon recovery of ARP revenue through incorporation in rates charged for utility service to customers, ARP revenue is reversed and recorded as revenue from contracts with customers. The recognition of ARP revenues and the reversal of ARP revenues upon recovery through rates charged for utility service may not occur in the same period.

Contract Balances

The Company does not have any material contract balances (right to consideration for services already provided or obligations to provide services in the future for consideration already received). Substantially all the Company’s accounts receivable results from contracts with customers.

4. Property, Plant and Equipment

(a) Property, Plant and Equipment

Property, plant and equipment includes the following:

		As of December 31, 2021
	Weighted Average Useful Lives	Property, Plant and Equipment, Gross	Accumulated Depreciation and Amortization	Property, Plant and Equipment, Net

		(in millions)
Natural gas distribution	30	$5,052	$1,707	$3,345
Other property	—	4	4	—

Total		$5,056	$1,711	$3,345

(b) Depreciation and Amortization

The following table presents depreciation and amortization expense:

Year Ended December 31, 2021
(in millions)
Depreciation	$156
Amortization of regulatory assets	4
Other amortization	1

Total	$161

(c) ARO

The Company recorded AROs relating to gas pipelines abandoned in place. The estimates of future liabilities were developed using historical information, and where available, quoted prices from outside contractors.

A reconciliation of the changes in the ARO liability recorded in Other liabilities in the Company’s Combined Balance Sheet is as follows:

December 31, 2021
(in millions)
Beginning balance	$66
Accretion expense (1)	3
Revisions in estimates	2

Ending balance	$71

(1)	Reflected in non-current Regulatory assets on the Company’s Combined Balance Sheet.

5. Regulatory Assets & Liabilities

The following is a list of regulatory assets and liabilities reflected on the Company’s Combined Balance Sheet as of December 31, 2021.

December 31, 2021
(in millions)
Regulatory Assets:
Future amounts recoverable from ratepayers related to:
Net deferred income taxes	$3

Total future amounts recoverable from ratepayers	3

Amounts deferred for future recovery related to:
Extraordinary gas costs (1)	63
Ohio cost recovery riders	51

Total amounts deferred for future recovery	114

Amounts currently recovered in customer rates related to:
Indiana authorized trackers	24
Indiana authorized deferrals	125
Ohio authorized trackers	68
Ohio authorized cost deferrals	100
Gas recovery costs (1)	19
Loss on reacquired debt	1

Total amounts recovered in customer rates	337

Total Regulatory Assets	$454

Total Current Regulatory Assets	$82

Total Non-current Regulatory Assets	$372

Regulatory Liabilities:
Regulatory liabilities related to TCJA	$125
Estimated removal costs	542
Other regulatory liabilities	68

Total Regulatory Liabilities	$735

(1)	Included in current regulatory assets on the Company’s Combined Balance Sheet.

Of the $337 million currently being recovered in customer rates, $93 million related to Ohio deferrals is earning a return. The weighted average recovery period of regulatory assets currently being recovered in base rates (excluding trackers), not earning a return, which totals $133 million, is 6 years. The remainder of the regulatory assets are being recovered timely through periodic recovery mechanisms. The Company has rate orders for all deferred costs not yet in rates and therefore believes future recovery is probable.

February 2021 Winter Storm Event

In February 2021, the Company experienced an extreme and unprecedented winter weather event that resulted in prolonged freezing temperatures, which impacted their businesses. The February 2021 Winter Storm Event impacted wholesale prices of the Company’s natural gas purchases and their ability to serve customers in their service territories, including due to the reduction in available natural gas capacity and impacts to the Company’s natural gas supply portfolio activities, and the effects of weather on their systems and their ability to transport natural gas, among other things. The overall natural gas market, including the markets from which the Company sourced a significant portion of their natural gas for their operations, experienced significant impacts caused by the February 2021 Winter Storm Event, resulting in extraordinary increases in the price of natural gas purchased by the Company.

The Company deferred under-recovered natural gas cost as regulatory assets under existing recovery mechanisms and are seeking recovery of the increased cost of natural gas. As of December 31, 2021, the Company, through CEI North, has recorded current regulatory assets of $63 million associated with the February 2021 Winter Storm Event through the gas cost recovery mechanism.

Amounts for the under recovery of natural gas costs are reflected in regulatory assets on the Company’s Combined Balance Sheet. Recovery of natural gas costs within the regulatory assets are probable. The Company has begun recovery of natural gas costs attributable to the February 2021 Winter Storm Event.

COVID-19 Regulatory Matters

Governors, public utility commissions and other authorities in the states in which the Company operate have issued a number of different orders related to the COVID-19 pandemic, including orders addressing customer non-payment and disconnection. The IURC and PUCO have either (1) issued orders to record a regulatory asset for incremental bad debt expenses related to COVID-19, including costs associated with the suspension of disconnections and payment plans or (2) provided authority to recover bad debt expense through an existing tracking mechanism. The IURC issued an order in November 2021 approving a settlement in CEI North’s recent base rate case which included recovery of the regulatory asset. The Company has recorded incremental uncollectible receivables to the associated regulatory asset of $1 million, as of December 31, 2021.

6. Transactions with Other Vectren Companies and Affiliates

Support Services & Purchases

Affiliates of CenterPoint Energy and Vectren provide corporate and general and administrative services to the Company and allocates certain costs to the Company. These services are billed to the Company at actual cost, either directly or as an allocation using various allocators, including number of employees, number of customers and/or the level of payroll, revenue contribution and capital expenditures. Affiliates of CenterPoint Energy provide other miscellaneous services, including geographic services and other management support. These services are billed at actual cost, and the charges are not necessarily indicative of what would have been incurred had CenterPoint Energy’s subsidiaries not been affiliates. Amounts owed for support services and purchases as of December 31, 2021 are included in Accounts and notes payable - affiliated companies.

Year Ended December 31, 2021
(in millions)
Corporate allocations included in Operation and Maintenance expense	$58

Certain cash payments from the Company’s customers are received by VUHI. The Accounts receivable - affiliated companies reflects amounts receivable from VUHI for this activity.

The table below presents transactions between the Company and its parent, VUHI.

Year Ended December 31, 2021
(in millions)
Cash dividends paid to parent	$17
Property, plant and equipment from parent (1)	97

(1)	Property, plant and equipment purchased for cash from VUHI at its net carrying value on the date of purchase

Retirement Plans & Other Postretirement Benefits

As of December 31, 2021, Vectren maintains three closed qualified defined benefit pension plans, a nonqualified supplemental executive retirement plan (SERP) and a postretirement benefit plan. Vectren’s defined benefit pension plans and postretirement benefit plan, which cover the Company’s eligible full-time regular employees, are primarily noncontributory. The postretirement benefit plan includes health care and life insurance benefits which are a combination of self-insured and fully insured programs. Vectren’s current and former employees comprise the vast majority of the participants and retirees covered by these plans. Effective in 2021, certain participants of the Vectren Non-Bargaining Retirement Plan and all liabilities and assets associated with the accrued benefits of such participants were transferred to and became participants of the CenterPoint Energy pension plan.

The Company’s parents satisfy the future funding requirements for funded plans and the payment of benefits for unfunded plans from general corporate assets and, as necessary, relies on the Company to support the funding of these obligations. However, the Company has no contractual funding obligation to the plans. The Company did not make a contribution in 2021 to the Company’s parent for the defined benefit and pension plans. The Company contributed $1 million in 2021 to Vectren’s SERP and post retirement benefit plans. The combined funded status of Vectren’s defined benefit pension plans and CenterPoint Energy’s pension plan was approximately 100% and 92%, respectively, as of December 31, 2021.

The Company’s parent allocates retirement plan and other postretirement benefit plan periodic cost calculated pursuant to GAAP to its subsidiaries, which is also how the Company’s rate regulated utilities recover retirement plan periodic costs through base rates. Periodic costs are charged to the Company following a labor cost allocation methodology and results in retirement costs being allocated to both operating expense and capital projects. For the years ended December 31, 2021, costs totaling $3 million were charged to the Company from its parents.

Any difference between the Company’s funding requirements to Vectren and allocated periodic costs is recognized by the Company as an intercompany asset or liability. The allocation methodology to determine the intercompany funding requirements from the subsidiaries to Vectren is consistent with FASB guidance related to “multiemployer” benefit accounting. Neither plan assets nor plan obligations as calculated pursuant to GAAP by Vectren are allocated to individual subsidiaries.

As of December 31, 2021, the Company has $20 million representing defined benefit funding by the Company to Vectren that is yet to be reflected in costs. As of December 31, 2021, the Company has $17 million included in Benefit obligations - affiliated companies representing costs related to other postretirement benefits charged to the Company that is yet to be funded to Vectren. The Company’s labor allocation methodology is used to compute the Company’s funding of the defined benefit retirement and other postretirement plans to Vectren, which is consistent with the regulatory ratemaking processes of the Company’s subsidiaries.

Share-Based Incentive Plans & Deferred Compensation Plans

The Company does not have share-based compensation plans separate from CenterPoint Energy.

Cash Management Arrangements

The Company participates in the VUHI money pool through which it can borrow or invest on a short-term basis and has long-term borrowing arrangements with CenterPoint Energy. As of December 31, 2021, the Company had borrowings of $217 million from the VUHI money pool with an interest rate of 0.21% included in Accounts and notes payable - affiliated companies on the Combined Balance Sheet. See Note 7 for further information regarding long-term intercompany borrowing arrangements.

Income Taxes

The Company does not file federal or state income tax returns separate from those filed by its ultimate parent, CenterPoint Energy, or Vectren, prior to the Vectren merger with CenterPoint Energy in 2019. The Company is included in CenterPoint Energy’s consolidated U.S. federal income tax return. CenterPoint Energy and/or certain of its subsidiaries file income tax returns in various states. The Company’s allocated share of tax effects resulting from it being a part of this consolidated tax group are recorded at the parent company level. Current taxes payable/receivable are settled with the Company’s parent in cash quarterly and after filing the consolidated federal and state income tax returns.

Deferred income taxes are provided for temporary differences between the tax basis (adjusted for related unrecognized tax benefits, if any) of an asset or liability and its reported amount in the financial statements. Deferred tax assets and liabilities are computed based on the currently-enacted statutory income tax rates that are expected to be applicable when the temporary differences are scheduled to reverse. The Company’s rate-regulated utilities recognize regulatory liabilities for deferred taxes provided in excess of the current statutory tax rate and regulatory assets for deferred taxes provided at rates less than the current statutory tax rate. Such tax-related regulatory assets and liabilities are reported at the revenue requirement level and amortized to income as the related temporary differences reverse, generally over the lives of the related properties. A valuation allowance is recorded to reduce the carrying amounts of deferred tax assets unless it is more likely than not that the deferred tax assets will be realized.

Tax benefits associated with income tax positions taken, or expected to be taken, in a tax return are recorded only when the more-likely-than-not recognition threshold is satisfied and measured at the largest amount of benefit that is greater than 50 percent likely of being realized upon settlement. The Company reports interest and penalties associated with unrecognized tax benefits within Income taxes in the Combined Statement of Income and reports tax liabilities related to unrecognized tax benefits as part of Other liabilities.

The Company’s gas utilities currently recover corporate income tax expense in approved rates charged to customers. The IURC and the PUCO both issued orders which initiated proceedings to investigate the impact of the Tax Cuts and Jobs Act (TCJA) on utility companies and customers within each state. In addition, both Commissions have ordered each utility to establish regulatory liabilities to record all estimated impacts of tax reform starting January 1, 2018. As of December 31, 2021, the Company has $161 million in liabilities associated with excess deferred income taxes.

In Indiana, the IURC approved a reduction to the Company’s current rates and charges, effective June 1, 2018, to capture the immediate impact of the lower corporate federal income tax rate. The refund of excess deferred taxes and regulatory liabilities commenced in January 2019 for the Company’s Indiana gas customers.

In Ohio, a rate reduction to the Company’s current rates and charges was effective upon the Company receiving approval of new base rates effective on September 1, 2019. In January 2019, the Company filed an application with PUCO in compliance with its October 2018 order requiring utilities to file for a request to adjust rates to reflect the impact of the TCJA, requesting authority to implement a Tax Credit and Savings Rider (TCSR) to flow back to customers the tax benefits realized under the TCJA, including the refund of excess deferred taxes and regulatory liabilities. An order was received July 1, 2020; however, it did not resolve Component D of the TCJA case. As of December 31, 2021, the Company still awaits a ruling on this portion.

The components of income tax expense and amortization of investment tax credits follow:

Year Ended December 31, 2021
(in millions)
Current:
Federal	$11
State	1

Total current taxes	12

Deferred:
Federal	4
State	5

Total deferred taxes	9

Total income tax expense	$21

A reconciliation of the federal statutory rate to the effective income tax rate follows:

Year Ended December 31, 2021
(in millions)
Statutory rate	21.0%
Regulatory liability amortization settled through rates	(9.2)
State and local taxes-net of federal benefit	2.6
All other, net	(0.6)

Effective tax rate	13.8%

Significant components of the net deferred tax liability follow:

As of December 31, 2021
(in millons)
Deferred tax assets:
Regulatory liabilities settled through future rates	$39

Total deferred tax assets	$39

Deferred tax liabilities:
Depreciation & cost recovery timing differences	$334
Regulatory assets recoverable through future rates	3
Employee benefit obligations	2
Deferred gas costs	40
Other – net	33

Total deferred tax liabilities	$412

Net deferred tax liability	$373

Uncertain Tax Positions

Unrecognized tax benefits were not material to the Company as of December 31, 2021.

The Company’s parent and certain of its subsidiaries file income tax returns in the U.S. federal jurisdiction and various states. The Internal Revenue Service (IRS) is currently auditing Vectren’s U.S. federal income 2014-2019 tax returns. The State of Indiana, Vectren’s primary state tax jurisdiction, has concluded examinations of Vectren’s consolidated state income tax returns for tax years through 2017 with no adjustments. The statutes of limitations for assessment of Indiana income tax have expired with respect to tax years through 2016 except to the extent of refunds claimed on amended tax returns. Tax years through 2018 have been audited and settled with the IRS for CenterPoint Energy. For the 2019-2021 tax years, CenterPoint Energy and its subsidiaries are participants in the IRS’s Compliance Assurance Process.

7. Borrowing Arrangements

Long-Term Debt

Long-term senior unsecured obligations outstanding is as follows:

As of December 31, 2021

(in millions)
Fixed Rate Senior Unsecured Notes
2025, Series E, 6.53%	$10
2027, Series E, 6.42%	5
2027, Series E, 6.68%	1
2027, Series F, 6.34%	20
2028, Series F, 6.36%	10
2028, Series F, 6.55%	20
2029, Series G, 7.08%	30

Total long-term debt - third party	96

Fixed Rate - Affiliated Companies Debt 2023, 3.805%	124
2025, 1.210%	194
2026, 5.102%	60
2028, 3.872%	18
2030, 1.720%	100
2032, 3.315%	25
2035, 5.994%	50
2035, 3.946%	8
2041, 6.062%	35
2042, 5.300%	99
2043, 4.600%	32
2045, 4.400%	118
2047, 3.971%	70
2049, 3,420%	45
2050, 3.920%	75
2055, 4.547%	23

Total long-term debt - affiliated companies	1,076

Total long-term debt outstanding	$1,172

Maturities. As of December 31, 2021, maturities of long-term debt are as follows:

	Third Party	Affiliated Companies
	(in millions)
2022	$—	$—
2023	—	124
2024	—	—
2025	10	194
2026	—	60

Debt Guarantees

The Company jointly and severally guarantees VUHI’s outstanding long-term debt, commercial paper borrowing arrangements and $400 million credit facility. VUHI’s third-party long-term debt outstanding as of December 31, 2021 was $727 million.

Covenants

Long-term borrowing arrangements contain customary default provisions; restrictions on liens, sale-leaseback transactions, mergers or consolidations, and sales of assets; and restrictions on leverage, among other restrictions. Multiple debt agreements of which the Company guarantees contain a covenant that the ratio of consolidated total debt to consolidated total capitalization will not exceed 65 percent. As of December 31, 2021, the Company was in compliance with all debt covenants.

8. Commitments & Contingencies

Commitments

The Company’s natural gas supply commitments include minimum purchase obligations. A purchase obligation is defined as an agreement to purchase goods or services that is enforceable and legally binding and that specifies all significant terms, including: fixed or minimum quantities to be purchased; fixed, minimum or variable price provisions; and the approximate timing of the transaction. Contracts with minimum payment provisions have various quantity requirements and durations and are not classified as non-trading derivative assets and liabilities in the Company’s Combined Balance Sheet as of December 31, 2021. These contracts meet an exception as “normal purchases contracts” or do not meet the definition of a derivative. Natural gas supply commitments also include transportation contracts that do not meet the definition of a derivative. Costs arising from these commitments, while significant, are pass-through costs, generally collected dollar-for-dollar from retail customers through regulator-approved cost recovery mechanisms.

The Company’s minimum purchase obligations for these natural gas supply commitments, which have various quantity requirements and duration are $122 million in 2022, $114 million in 2023, $88 million in 2024, $71 million in 2025, $42 million in 2026 and $151 million thereafter.

Asset Management Agreement

The Company entered into a third-party AMA beginning in April 2021 through March 2024 associated with its utility distribution service in Indiana. Pursuant to the provisions of the agreement, the Company either sells natural gas to the asset manager and agrees to repurchase an equivalent amount of natural gas throughout the year at the same cost, or simply purchases its full natural gas requirements at each delivery point from the asset manager. Generally, AMAs are contracts between the Company and an asset manager that are intended to transfer the working capital obligation and maximize the utilization of the assets. In these agreements, the Company agrees to release transportation and storage capacity to other parties to manage natural gas storage, supply and delivery arrangements for the Company and to use the released capacity for other purposes when it is not needed for the Company. The Company may receive compensation from the asset manager through payments made over the life of the AMAs. The Company has an obligation to purchase their winter storage requirements that have been released to the asset manager under these AMAs.

Legal and Regulatory Proceedings

The Company is party to various legal proceedings, audits, and reviews by taxing authorities and other government agencies arising in the normal course of business. In the opinion of management, there are no legal proceedings or other regulatory reviews or audits pending against the Company that are likely to have a material adverse effect on its financial position, results of operations or cash flows.

9. Regulatory Matters

COVID-19 Regulatory Matters

For information about COVID-19 regulatory matters, see Note 5 to the combined financial statements.

February 2021 Winter Storm Event

For information about the February 2021 Winter Storm Event, see Note 5 to the combined financial statements. The table below presents the incremental natural gas costs included in regulatory assets as of December 31, 2021 as a result of the February 2021 Winter Storm Event and the recovery status as of March 2022.

	Recovery Status	Legislative Activity	Incremental Gas Cost in Regulatory Assets (in millions)
CEI North	IURC issued order August 25, 2021. Recovery began September 2021 with 50% of the February 2021 variance recovered evenly over the 12-month period September 2021 to August 2022, with the remainder of the variance recovered through a volumetric per-therm allocation over the same 12-month period.	None.	$63

Subsidiary Restructuring

In July 2021, CEI North filed a petition with the IURC for the approval of a new financial services agreement and the confirmation of CEI North’s financing authority, and final orders were issued by the IURC on December 28, 2021. CEOH filed a similar application with the PUCO in September 2021 and the PUCO issued an order on January 26, 2022 adopting recommendations by PUCO staff. CenterPoint Energy is evaluating the transfer of CEI North and CEOH from VUHI to CenterPoint Energy Resources Corp. (CERC) in order to better align its organizational structure with management and financial reporting. Both the IURC and PUCO have approved the transaction. As a part of the restructuring, VUHI may approach certain of its debt holders with an offer to exchange existing VUHI debt for CERC debt. The orders allow the reissuance of existing debt of CEI North and CEOH to CERC, to continue to amortize existing issuance expenses and discounts, and to treat any potential exchange fees as discounts to be amortized over the life of the debt. If CenterPoint Energy moves forward with the restructuring, including any VUHI debt exchanges, it is expected to be completed in 2022.

CEI North Base Rate Case

On December 18, 2020, Indiana North filed its base rate case with the IURC seeking approval for a revenue increase of approximately $21 million. This rate case filing is required under Indiana TDSIC statutory requirements before the completion of Indiana North’s capital expenditure program, approved in 2014 for investments starting in 2014 through 2020. The revenue increase is based upon a requested ROE of 10.15% and an overall after-tax rate of return of 6.32% on total rate base of approximately $1,611 million. Indiana North has utilized a projected test year, reflecting its 2021 budget as the basis for the revenue increase requested and proposes to implement rates in two phases. On June 25, 2021, a Stipulation and Settlement Agreement was filed resolving all issues in the case. The settlement recommended a revenue decrease of $6 million based on a 9.8% ROE and an overall after-tax rate of return of 6.16% on total rate base of approximately $1,611 million. A settlement hearing was held August 6, 2021. On November 17, 2021, the IURC issued an order approving the settlement. Phase one rates, reflecting actual plant-in-service and cost of capital through June 2021, became effective in November 2021 and phase two rates, reflecting actual plant-in-service and cost of capital through December 2021 with certain adjustments, will become effective in March 2022.

Rate Change Applications

The Company is routinely involved in rate change applications before state regulatory authorities. Those applications include general rate cases, where the entire cost of service of the utility is assessed and reset. In addition, the Company is periodically involved in proceedings to adjust its capital tracking mechanisms in Indiana (CSIAs) and Ohio (DRR), its decoupling mechanism in Indiana (SRC), and its energy efficiency cost trackers in Indiana (EEFC) and Ohio (EEFR).

The table below reflects significant applications pending or completed during 2021 and to date in 2022 for the Company.

	Annual
	Increase
	(Decrease)
	(1)	Filing	Effective	Approval
Mechanism	(in millions)	Date	Date	Date	Additional Information
CEI North (IURC)

CSIA	5	April 2021	July 2021	July 2021	Represents an increase of $37 million to rate base (investment period July 2020 through December 2020), which reflects a $5 million annual increase in current revenues. 80% of revenue requirement is included in requested rate increase and 20% is deferred until the next rate case, which was filed in December 2020. The mechanism also includes refunds associated with the TCJA, resulting in no change to the previous credit provided, and a change in the total (over)/under-recovery variance of $6 million annually.

Rate Case	21	December 2020	November 2021	November 2021	See discussion above under CEI North Base Rate Case.

CSIA	2	October 2020	January 2021	January 2021	Represents an increase of $32 million to rate base (investment period January 2020 through June 2020), which reflects a $2 million annual increase in current revenues. 80% of revenue requirement is included in requested rate increase and 20% is deferred until the next rate case which was filed in December 2020. The mechanism also includes refunds associated with the TCJA, resulting in an increase of $(1) million to the previous credit provided, and a change in the total (over)/under-recovery variance of $(6) million annually.

CEOH (PUCO)

DRR	9	April 2021	September 2021	September 2021	Represents an increase of $71 million to rate base for investments made in 2020, which reflects a $9 million annual increase in current revenues. A change in (over)/under-recovery variance of $5 million annually is also included in rates.

TSCR	N/A	September 2020	January 2021	January 2021	Application to flow back to customers certain benefits from the TCJA. Impact reflects credits for 2021 of $(7) million and includes a reconciliation through August 31, 2020 of $(14) million.

(1)	Represents proposed increases (decreases) when effective date and/or approval date is not yet determined. Approved rates could differ materially from proposed rates.

10. Environmental and Sustainability Matters

Greenhouse Gas Regulation and Compliance

The Biden administration recommitted the United States to the Paris Agreement, which can be expected to drive a renewed regulatory push to require further GHG emission reductions from the energy sector and proceeded to lead negotiations at the global climate conference in Glasgow, Scotland. On April 22, 2021, President Biden announced new goals of 50% reduction of economy-wide GHG emissions, and 100% carbon-free electricity by 2035, which formed the basis of the US commitments announced in Glasgow. In September 2021, CenterPoint Energy announced its new net zero emissions goals for both Scope 1 and Scope 2 emissions by 2035 as well as a goal to reduce Scope 3 emissions by 20% to 30% by 2035. The Company’s revenues, operating costs and capital requirements could be adversely affected as a result of any regulatory action that would require installation of new control technologies or a modification of its operations or would have the effect of reducing the consumption of natural gas. In addition, the EPA has indicated that it intends to implement new regulations targeting reductions in methane emissions, which are likely to increase costs related to production, transmission and storage of natural gas. Incentives to conserve energy or to use energy sources other than natural gas could result in a decrease in demand for the Company’s services. Further, certain local government bodies have introduced or are considering requirements and/or incentives to reduce energy consumption by certain specified dates. These initiatives could have a significant impact on the Company and its operations, and this impact could increase if other cities and jurisdictions in its service area enact similar initiatives. Further, our third party suppliers, vendors and partners may also be impacted by climate change laws and regulations, which could impact the Company’s business by, among other things, causing permitting and construction delays, project cancellations or increased project costs passed on to the Company. Conversely, regulatory actions that effectively promote the consumption of natural gas because of its lower emissions characteristics would be expected to benefit the Company. At this time, however, the Company cannot quantify the magnitude of the impacts from possible new regulatory actions related to GHG emissions, either positive or negative, on the Company’s business.

Compliance costs and other effects associated with climate change, reductions in GHG emissions and obtaining renewable energy sources remain uncertain. Although the amount of compliance costs remains uncertain, any new regulation or legislation relating to climate change will likely result in an increase in compliance costs. While the requirements of a federal or state rule remain uncertain, the Company will continue to monitor regulatory activity regarding GHG emission standards that may affect its business.

Climate Change Trends and Uncertainties

As a result of increased awareness regarding climate change, coupled with adverse economic conditions, availability of alternative energy sources, including private solar, microturbines, fuel cells, energy-efficient buildings and energy storage devices, and new regulations restricting emissions, including potential regulations of methane emissions, some consumers and companies may use less energy, meet their own energy needs through alternative energy sources or avoid expansions of their facilities, including natural gas facilities, resulting in less demand for the Company’s services. As these technologies become a more cost-competitive option over time, whether through cost effectiveness or government incentives and subsidies, certain customers may choose to meet their own energy needs and subsequently decrease usage of the Company’s systems and services. Further, evolving investor sentiment related to the use of fossil fuels and initiatives to restrict continued production of fossil fuels have had significant impacts on the Company’s natural gas business. Any negative opinions with respect to the Company’s environmental practices or its ability to meet the challenges posed by climate change formed by regulators, customers, investors, legislators or other stakeholders could harm its reputation.

To the extent climate changes result in warmer temperatures in the Company’s service territories, financial results from its business could be adversely impacted. For example, the Company could be adversely affected through lower natural gas sales. Another possible result of climate change is more frequent and more severe weather events, such as hurricanes, tornadoes and flooding, including such storms as the February 2021 Winter Storm Event. To the extent adverse weather conditions affect the Company’s suppliers, results from their natural gas business may suffer. When the Company cannot deliver natural gas to customers, or customers cannot receive services, the Company’s financial results can be impacted by lost revenues, and it generally must seek approval from regulators to recover restoration costs. To the extent the Company is unable to recover those costs, or if higher rates resulting from recovery of such costs result in reduced demand for services, the Company’s future financial results may be adversely impacted. Further, as the intensity and frequency of significant weather events continues, it may impact the Company’s ability to secure cost-efficient insurance.

Manufactured Gas Plants

Vectren and its predecessors operated MGPs in the past. The costs the Company, as applicable, expects to incur to fulfill their respective obligations are estimated by management using assumptions based on actual costs incurred, the timing of expected future payments and inflation factors, among others. While the Company has recorded all costs which it presently is obligated to incur in connection with activities at these sites, it is possible that future events may require remedial activities which are not presently foreseen, and those costs may not be subject to PRP or insurance recovery.

In CEI North’s service territory, the existence, location, and certain general characteristics of 26 gas manufacturing and storage sites have been identified for which it may have some remedial responsibility. A remedial investigation/ feasibility study was completed at one of the sites under an agreed upon order between CEI North and the IDEM, and a Record of Decision was issued by the IDEM in January 2000. The remaining sites have been submitted to the IDEM’s Voluntary Remediation Program. CEI North is currently conducting some level of remedial activities, including groundwater monitoring at certain sites.

Total costs that may be incurred in connection with addressing these sites cannot be determined at this time. The estimated accrued costs are limited to the Company’s share of the remediation efforts and are therefore net of exposures of other PRPs.

The estimated range of possible remediation costs for the sites for which the Company believes it may have responsibility was based on remediation continuing for the minimum time frame given in the table below.

December 31, 2021
(in millions, except years)
Amount accrued for remediation	$3
Minimum estimated remediation costs	2
Maximum estimated remediation costs	15
Minimum years of remediation	5
Maximum years of remediation	20

The cost estimates are based on studies of a site or industry average costs for remediation of sites of similar size. The actual remediation costs will depend on the number of sites to be remediated, the participation of other PRPs, if any, and the remediation methods used.

The Company does not expect the ultimate outcome of these matters to have a material adverse effect on its financial condition, results of operations or cash flows.

11. Fair Value Measurements

The fair values of cash and cash equivalents are estimated to be approximately equivalent to carrying amounts. The carrying amounts of non-trading derivative assets and liabilities are stated at fair value and are classified as Level 2 in the fair value hierarchy. The fair value of each debt instrument is determined by multiplying the principal amount of each debt instrument by a combination of historical trading prices and comparable issue data. These liabilities, which are not measured at fair value in the Company’s Combined Balance Sheet, but for which the fair value is disclosed, would be classified as Level 2 in the fair value hierarchy.

	As of December 31, 2021
	(in millions)
	Carrying Amount	Est. Fair Value
Long-term debt payable to third parties	$96	$117
Long-term debt payable to affiliated companies	1,076	1,200
Cash & cash equivalents	7	7
Natural gas purchase instrument assets (1)	12	12

(1)	Presented in Non-trading derivative assets on the Company’s Combined Balance Sheet.

Under current regulatory treatment, call premiums on reacquisition of utility-related long-term debt are generally recovered in customer rates over the life of the refunding issue. Accordingly, any reacquisition of this debt would not be expected to have a material effect on the Company’s results of operations.

CEI North entered into two five-year forward purchase arrangements to hedge the variable price of natural gas for a portion of the Company’s gas supply. These arrangements, approved by the IURC, replaced normal purchase or normal sale long-term physical fixed-price purchases. The Company values these contracts using a pricing model that incorporates market-based information, and are classified within Level 2 of the fair value hierarchy. Gains and losses on these derivative contracts are deferred as regulatory liabilities or assets and are refunded to or collected from customers through the Company’s respective gas cost recovery mechanisms.

12. Supplemental Cash Flow Information

The table below provides supplemental disclosure of cash flow information

Year Ended December 31, 2021
(in millions)
Cash Payments/Receipts:
Interest, net of capitalized interest	$44
Income tax refunds, net	(11)
Non-cash transactions:
Accounts payable related to capital expenditures	25

13. Impact of Recently Issued Accounting Standards

Management believes that other recently adopted standards and recently issued standards that are not yet effective will not have a material impact on the Company’s financial position, results of operations or cash flows upon adoption.

14. Subsequent Events

Management performs a review of subsequent events for any events occurring after the balance sheet date but prior to the date the financial statements are issued. The Company’s management have performed a review of subsequent events through March 1, 2022, the date the financial statements were issued.